Exhibit (10-1)

Regulations of the Compensation and Leadership Development Committee for

The Procter & Gamble 2009 Stock and Incentive Compensation Plan,

The Procter & Gamble 2001 Stock and Incentive Compensation Plan,

The Procter & Gamble 1992 Stock Plan,

The Procter & Gamble 1992 Stock Plan (Belgian Version),

The Gillette Company 2004 Long-Term Incentive Plan,

and The Gillette Company 1971 Stock Option Plan.*

REGULATIONS

OF THE

COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE

FOR

THE PROCTER & GAMBLE 2009 STOCK AND INCENTIVE COMPENSATION PLAN,

THE PROCTER & GAMBLE 2001 STOCK AND INCENTIVE COMPENSATION PLAN,

THE PROCTER & GAMBLE 1992 STOCK PLAN,

THE PROCTER & GAMBLE 1992 STOCK PLAN (BELGIAN VERSION),

THE GILLETTE COMPANY 2004 LONG-TERM INCENTIVE PLAN,

AND THE GILLETTE COMPANY 1971 STOCK OPTION PLAN

I.	AUTHORITY FOR REGULATIONS

These regulations (the “Regulations”) are adopted pursuant to Article B, Paragraph 1 of The Procter & Gamble 2009 Stock and Incentive Compensation Plan (the “2009 Plan”); Article B, Paragraph 1 of The Procter & Gamble 2001 Stock and Incentive Compensation Plan (the “2001 Plan”); Article B, Paragraph 4 of The Procter & Gamble 1992 Stock Plan (the “1992 Plan”); Article B, Paragraph 4 of The Procter & Gamble 1992 Stock Plan (Belgian Version) (the “Belgian Plan”) (together, the “P&G Plans”) and pursuant to Article 2.2 of The Gillette Company 2004 Long-Term Incentive Plan and Article 2(h) of The Gillette Company 1971 Stock Option Plan (together, the “Gillette Plans”). Unless context otherwise dictates, the P&G Plans and the Gillette Plans shall each be a “Plan” and collectively be the “Plans”.

II.	ADMINISTRATION - DUTIES

1.	The Office of the Corporate Secretary of The Procter & Gamble Company (the “Company”) shall act as Secretary of the Compensation and Leadership Development Committee (the “Committee”) for all purposes of the Plans and shall be responsible for establishing and maintaining all necessary books and records to reflect clearly the actions of the Committee regarding the administration of the Plans. These duties may be performed by the Secretary in cooperation with the Treasurer of the Company and the chief financial officers of international subsidiaries and international branches of domestic subsidiaries, as appropriate.

2.	In addition to the other duties specifically set forth in these Regulations, the Secretary and the Assistant Secretary designated by the Secretary for this purpose will assist the Committee in the administration of the Plans. The Secretary, the designated Assistant Secretary, the Global Human Resources Officer and each member of the Committee are hereby authorized to execute documents on behalf of the Committee where the action recorded, implemented, or certified has been authorized by the Committee.

III.	ADMINISTRATION - MEETINGS AND ACTIONS

1.	The Committee shall meet on the call of any member of the Committee at the time and place specified in the call.

2.	Notice of meetings shall be given to each member, normally at least one day before the meeting. Any meeting at which all members are present shall be a duly called meeting, whether or not notice was given.

3.	A majority of the Committee shall constitute a quorum.

4.	Committee actions require the approval of a majority of the Committee. Actions may also be taken without a meeting with the affirmative vote or approval of all members of the Committee, set forth in a writing signed by all such members.

5.	Any action taken with respect to a Plan shall be effective if it complies with that Plan and these Regulations.

IV.	SUSPENSION AND TERMINATION OF STOCK OPTIONS, STOCK APPRECIATION RIGHTS OR OTHER AWARDS UNDER THE PLAN

1.	Article F, of the P&G Plans authorize the Committee to suspend or terminate any outstanding stock option, stock appreciation right, stock award, Restricted Stock Unit (“RSU”) or other award, if the participant is not in compliance with all terms and conditions governing the award. On February 14, 2006, the Board amended the 2001 Plan on a prospective basis to remove the requirement that such actions by the plan participant be taken “prior to termination of employment.” The Committee hereby establishes the following procedures and delegates the following authority to assist it in the administration of this provision.

2.	Actions that significantly contravene the Company’s “Statement of Purpose, Values and Principles” (“PVP”) will be considered to be “significantly contrary to the best interests of the Company.” This standard also includes any action taken or threatened by the participant that the Committee determines has, or is reasonably likely to have, a significant adverse impact on the reputation, goodwill, stability, operation, personnel retention and management, or business of the Company or any subsidiary.

3.	Officers of the Company and its operating units are hereby authorized to suspend on a conditional basis the outstanding stock options, stock appreciation rights, stock awards, RSUs or any other awards of any participant if the officer believes that such participant has engaged in action that violates the terms and conditions governing the award.

4.	Within a reasonable time of any such suspension, the Global Human Resources Officer and the Chief Legal Officer must each concur that the participant has engaged in action that violates the terms and conditions governing the award. In a case involving an officer of the Company, the concurrence of the Chief Executive Officer is also required. If they concur, the outstanding stock options, stock appreciation rights, stock awards, RSUs or other awards shall be immediately terminated without any further action. If they both do not concur, the suspension shall be immediately lifted.

5.	For purposes of Article F, paragraph 3 of the 2009 Plan, the Global Human Resources Officer and the Chief Legal Officer, along with the Chief Executive Officer if it involves an officer, must concur that the participant has engaged in action that violates the terms and conditions governing the award prior to any request for repayment. If the proper concurrences are obtained, The Global Human Resources Officer, along with the Chief Legal Officer if it involves an officer, shall decide if the repayment provisions of Article F, paragraph 3 of the 2009 Plan will be exercised.

6.	All alleged violations of the terms and conditions governing an award by the Global Human Resources Officer, Chief Legal Officer, or Chief Executive Officer shall be reviewed by the Committee. If the Committee determines a violation has occurred, the Committee may terminate the individual’s outstanding stock options, stock appreciation rights, stock awards, RSUs or other awards and may exercise the repayment provision of Article F, paragraph 3 of the 2009 Plan.

7.	No outstanding stock options or stock appreciation rights may be exercised, nor shall stock awards or RSUs be surrendered or delivered upon, while they are suspended.

V.	AUTHORIZING, GRANTING AND VALUING OF STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

1.	The Chief Executive Officer may submit to the Committee recommendations for grants to be made to participants pursuant to the Plans, except for grants to himself. Consistent with Article B of each P&G Plan and Article 2 of the Gillette Plans, however, the Committee shall have the sole authority to determine the manner in which and number of stock options and stock appreciation rights to be granted to such participants including the Chief Executive Officer. For purposes of these Regulations, “grant” refers to both an offer, which does not require a participant to make a cash payment in order to receive stock options or stock appreciation rights, and an offer, which does require such payment. No grant under a Gillette Plan shall be made to any individual who was employed by The Procter & Gamble Company or any of its subsidiaries before October 1, 2005.

2.	The Secretary, Global Human Resources Officer or their designate shall notify the recipients as soon as practicable after stock options and stock appreciation rights are granted by the Committee. Notification shall be provided in any manner deemed reasonable by the Secretary or Global Human Resources Officer. If a recipient is an employee of an international subsidiary of the Company, or of an international branch of a domestic subsidiary of the Company, the employing subsidiary will also be notified regarding any grants of stock appreciation rights and may be a party to agreements for stock appreciation rights either with the Company or recipients.

3.	The Committee may specify an appropriate time and manner for acceptance of each grant of stock options or stock appreciation rights. Any grant not accepted through the specified means within the period specified by the Committee at the time of the grant shall be considered to be canceled.

4.	The Secretary shall inform the Treasurer of stock options and stock appreciation rights granted by the Committee.

5.	For each grant of stock options or stock appreciation rights, the Committee authorizes the Global Human Resources Officer to determine all the terms and provisions of the respective stock option or stock appreciation right, including setting the dates when each stock option or stock appreciation right may be exercised and waiving the provisions of Article F, Paragraph 1(a), 1(b) and 1(c) and Article G, Paragraph 9(a) and 9(b) of the 2009 Plan; Article F, Paragraph 1(a) and 1(b) and Article G, Paragraphs 4(a), 4(b) and 4(c) of the 2001 Plan; Article F, Paragraph 1(b) and Article G, Paragraph 4(a) of the 1992 Plan; and Article F, Paragraph 1(b) and Article G. Paragraphs 4(a) and 4(b) of the Belgian Plan; Articles 5.8(a), 5.8(b), and 5.8(c) and Articles 6.7(a), 6.7(b), and 6.7(c) and Articles 12.1A(b) and 12.1A(c) of The Gillette Company 2004 Long-Term Incentive Plan (the “2004 Plan”).

6.	The grant price of stock options and stock appreciation rights shall be the closing price for the Common Stock of the Company on the New York Stock Exchange on the day of the grant; provided that for all employees receiving the FR grant series (French locals and expatriate employees working in France), any grant made during a closed period, as described in Schedules D, E or F attached to these Regulations, shall have a grant price determined on the date following the end of the closed period.

7.	For purposes of granting options under the 1992 Plan pursuant to a Scheme approved by the United Kingdom’s Inland Revenue pursuant to Section 10 to the United Kingdom’s Finance Act of 1984, the provisions set out in Schedule A attached to these Regulations shall apply.

8.	The provisions set out in Schedule B attached to these Regulations as amended from time to time shall apply to all stock options granted in Australia.

9.	For purposes of granting options under the 2001 Plan, pursuant to a sub-plan approved by the United Kingdom’s Inland Revenue under Schedule 9 to the United Kingdom Income and Corporation Taxes Act of 1988, the provisions set out in Schedule C to these Regulations shall apply.

10. The provisions set out in Schedules D, E and F attached to these Regulations as amended from time to time shall apply to all stock options granted in France under the 1992 Plan, the 2001 Plan and the 2009 Plan, respectively.

1.	The provisions set out in Schedule G attached to these Regulations as amended from time to time shall apply to all stock options granted to employees of Procter & Gamble Hygiene and Health Care Limited.

2.	For purposes of granting options under the 2009 Plan, pursuant to a sub-plan approved by the United Kingdom’s HM Revenue & Customs under Schedule 4 to the United Kingdom Income Tax (Earnings and Pensions) Act of 2003, the provisions set out in Schedule H to these Regulations shall apply.

VI.	EXERCISE, SURRENDER, AND CANCELLATION OF STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

1.	A participant’s notice of exercise of any stock option or stock appreciation right under any Plan shall be in the form established by the office of the Company designated by the Treasurer as responsible for administration of grants under the Plans. Notice shall be given prior to the expiration of the stock option or stock appreciation right and shall include proof of all necessary payment by the participant (including option cost, administration cost, required tax withholding, commissions and fees) in United States funds or as otherwise permitted by Paragraph 3 of this Article VI. Delivery of notice of exercise of a stock option shall be made to the office of the Company designated by the Treasurer as responsible for administration of grants under the Plans. Delivery of notice of exercise of a stock appreciation right may be made to the office of the Company designated by the Treasurer as responsible for administration of grants under the Plans.

2.	Upon exercise of any stock option or stock appreciation right, the office of the Company designated by the Treasurer as responsible for administration of grants under the Plans shall promptly provide the recipient with a summary of the transaction.

3.

The Treasurer is hereby instructed to accept cash or unrestricted shares of Common Stock as payment for (i) all or part of the exercise price of a stock option; (ii) withholding or other applicable taxes of all kinds which may be due upon the exercise of a stock option; (iii) any commissions or fees associated with the exercise of a stock option; and (iv) any other costs borne by the Company in connection with the exercise of a stock option, provided that unrestricted shares of Common Stock will not be accepted where prohibited or made impractical by local laws or regulations. Depending on the exercise method, shares of

Common Stock will either be valued at the actual price received from the sale of the Common Stock on the open market or at the average of the high and low prices for the Company’s Common Stock on the New York Stock Exchange on the day the stock option is exercised. In the event that the New York Stock Exchange is closed for business on the day upon which shares of the Company’s Common Stock are to be valued for this purpose, the Treasurer shall value such shares on the immediately preceding business day of such Exchange on which day such stock was traded.

In jurisdictions where local law permits, participants exercising stock options by means of the cashless option program using an endorsed broker, the exercise payment may be made by the endorsed broker three business days following the delivery of the notice of exercise. Further, in such cases, any taxes due shall be calculated on the basis of the actual sale price received by the endorsed broker for the Company’s Common Stock on the date of exercise.

4.	The Treasurer, to the extent it is deemed appropriate by the Treasurer, is hereby authorized to utilize either authorized but unissued shares or treasury shares for issuance upon the exercise of a stock option or a stock appreciation right being redeemed by the Company. However, the Treasurer shall use only authorized but unissued shares in a country where authorized but unissued shares are required by law. Pursuant to this paragraph, the Treasurer shall use only authorized but unissued shares for grants made in Italy from January 1, 1998 through January 15, 2000.

5.	Redemption of a stock appreciation right may be in Common Stock, cash or a combination thereof. A stock appreciation right shall be valued at the average of the high and low prices of the Company’s Common Stock on the New York Stock Exchange on the day the stock appreciation right is redeemed. In the event that the New York Stock Exchange is closed for business on the day upon which shares of the Company’s Common Stock are to be valued for this purpose, the Treasurer shall value such shares on the immediately preceding business day of such Exchange on which day such stock was traded.

Upon receipt of a redemption request, the Treasurer or the chief financial officer of the employing or other appropriate international subsidiary or international branch of a domestic subsidiary shall cause the appropriate payment to be paid, either in cash, Common Stock or a combination thereof unless local laws or regulations prohibit or make impractical payment in Common Stock. Cash payments made to participants employed by international subsidiaries or international branches of domestic subsidiaries shall be made in local currency at the official exchange rate for this type of transaction prevailing at the time of exercise. Shares of Common Stock to be delivered to participants employed by international subsidiaries or international branches of domestic subsidiaries shall be shares which the appropriate subsidiary has acquired for the purposes of the Plan, paying therefor the then prevailing market price. The subsidiary shall bear all of the cost of acquiring and transferring such shares to such employee, including any applicable documentary and transfer taxes but excluding any individual personal tax liability resulting to the employee therefrom.

6.	Stock options and stock appreciation rights may be surrendered for cancellation before exercise by notice delivered in the form established by the office of the Company designated by the Treasurer as responsible for administration of grants under the Plans. Acceptance of such surrender for cancellation before exercise shall not constitute waiver of the participant’s obligations under Article F of the P&G Plans or Article 12 of the 2004 Plan.

7.	Whenever a participant in receipt of a nonstatutory stock option is transferred to an employing subsidiary company, or retires to residence, in a location or country in which the purchase, receipt and/or holding of a stock option is prohibited by law or regulation, such nonstatutory stock option shall automatically, without further action by the participant or the Committee, be redeemable while in such location or country as if it were a stock appreciation right, subject to all of the other terms and conditions of the original option including exercise price. Redemption of stock appreciation rights, including both such nonstatutory stock options redeemable as stock appreciation rights and stock appreciation rights originally issued as such, in such a location or country shall be entirely in cash, notwithstanding any other term, condition or regulation of this Committee to the contrary.

8.	To the extent that unrestricted shares of Common Stock are authorized to be accepted as payment for all or part of the exercise price of a stock option, the unrestricted shares must have been held for at least six months by the participant. The use of the newly acquired shares from the option exercise as payment of withholding or other applicable taxes that may be due upon exercise of the option is permissible, provided that local laws and regulations permit such payments.

9.	Pursuant to Article B, Paragraph 2 of the 2009 Plan; Article B, Paragraph 2 of the 2001 Plan; Article B, Paragraph 3 of the 1992 Plan and the Belgian Plan; and Article 2.2(a) of the 2004 Plan, the Committee hereby waives the provisions of Article F, Paragraph 1(a) of the P&G Plans and Article 12.1A(a) of the 2004 Plan (requiring certification by the recipient at the time of exercise that the recipient intends to remain in the employ of the Company or one of its subsidiaries for at least one (1) year); provided that the participant shall be given the opportunity to certify intent to comply with this requirement and, if the participant refuses to so certify, a principal officer or an employee of the Company or any of its subsidiaries who has the title of Vice President is informed of the participant’s refusal and the participant has certified at the time of exercise no intent to engage in any activity that would violate the non-compete provisions of Article F, Paragraph 1(b) of the P&G Plans or Article 12.1A(b) of the 2004 Plan.

10.	The Treasurer or Global Human Resources Officer with Treasurer concurrence, to the extent it is deemed appropriate by the Treasurer, is hereby authorized to establish such terms and conditions regarding exercise of any stock option as are required or advisable to accommodate for differences in local law, tax policy or custom, including but not limited to, requiring that Participants: (i) hold shares acquired upon exercise of any stock option for a specified period of time; (ii) hold shares acquired upon exercise of any stock option outside of the Participant’s jurisdiction of residence; or (iii) immediately repatriate proceeds from the sale of shares or dividends on shares to their local jurisdiction.

VII.	AUTHORIZING AND GRANTING RESTRICTED OR UNRESTRICTED STOCK OR RESTRICTED STOCK UNITS

1.	The Chief Executive Officer may submit to the Committee recommendations for awards of unrestricted or restricted Common Stock or RSUs to be made to Participants pursuant to the Plans, except for awards to himself. Consistent with Article I of the P&G Plans and Article 2.2 of the 2004 Plan, however, the Committee shall have the sole authority to determine the manner in which and number of shares of Common Stock or RSUs to be awarded to such participants, including the Chief Executive Officer.

2.	Any conditions or restrictions on the award of any shares of Common Stock or RSUs beyond those contained in the Plans or these Regulations shall be determined by the Committee and set forth in the Statement of Conditions and Restrictions or Statement of Terms and Conditions. Such additional conditions or restrictions may vary from time to time and from participant to participant.

3.	The Secretary or Global Human Resources Officer shall inform the Treasurer of the award of restricted shares of Common Stock or RSUs in payment of additional remuneration. The transfer and delivery will be made as soon as practicable after such award by the Committee. The shares awarded shall be valued at the closing price for the Common Stock of the Company on the New York Stock Exchange on the day of the transfer to the participant.

4.	The Treasurer may accept as payment of withholding or other applicable taxes of all kinds, which may be due upon the lapsing of restrictions on Restricted Stock or Restricted Stock Units, cash or shares of Common Stock of the Company upon which restrictions are lapsing. Depending on the settlement method, shares of Common Stock will be valued at either the actual price received from the sale of the Common Stock on the open market or the average of the high and low prices for such stock on the New York Stock Exchange on the date the tax payment is otherwise due. In the event that the New York Stock Exchange is closed to business on the day upon which shares of the Company’s Common Stock are to be valued for this purpose, the Treasurer shall value such shares on the immediately preceding business day of such Exchange on which day such stock was traded.

5.	Shares of Common Stock awarded or issued following redemption of RSUs under the Plans may be authorized but unissued shares, treasury shares or shares acquired for purposes of the Plans.

6.	For purposes of determining ERISA Supplement (known as “PST Restoration”), International Retirement Plan and Supplemental Credit awards of restricted stock, the shares or RSUs awarded shall be valued at the average of the high and low prices for Common Stock of the Company on the New York Stock Exchange on the last five business days in June.

7.	The Treasurer will transfer shares under the Plans to participants subject to restrictions as authorized by the Committee. Any certificates for shares delivered for this purpose will carry a legend legally sufficient to prohibit their sale or other disposition except in accordance with the terms of the form of Statement of Conditions and Restrictions or Statement of Terms and Conditions. Alternately, except as otherwise requested by the participant, the Treasurer may cause to be maintained a special restricted stock account for each participant without delivery of certificates for shares of restricted stock, with any such account maintained in such manner as will prevent sale or other disposition except in accordance with the terms of the applicable form of Statement of Conditions and Restrictions or Statement of Terms and Conditions.

8.	Restricted shares evidenced by certificates may be surrendered to the Treasurer upon the lapse of the restrictions and certificates free of any legend for a like number of shares will be issued. Upon lapse of restrictions on restricted stock not evidenced by certificates, certificates free of restrictive legend representing such shares shall be automatically issued, without request therefor.

9.	If, upon action by the Committee or pursuant to a Plan, a participant is required to sell any or all of the restricted shares to the Company pursuant to a form of Statement of Conditions and Restrictions or Statement of Terms and Conditions, the Treasurer will make such purchase for the Company at the purchase price stated in the form subject to any adjustment called for in the form or take such other action as is required.

10.	In case of a triggering event under Article K of the 2009 Plan; Article K of the 2001 Plan; Article J of the 1992 Plan or the Belgian Plan; Article 3.4 of the 2004 Plan; and Article 9 of The Gillette Company 1971 Stock Option Plan (the “1971 Plan”) the appropriate number of such new or additional or different shares or securities will be issued by the Treasurer with the applicable restrictive legend to recipients holding restricted shares, in accordance with each form of Statement of Conditions and Restrictions or Statement of Terms and Conditions.

VIII.	WAIVER, EXTENSION AND INTERPRETATION

1.	The Committee’s authority to waive restrictions and conditions included in the form of Statement of Conditions and Restrictions or Statement of Terms and Conditions relating to any award shall be exercised sparingly. The authority shall be exercised only in the case of hardship which in the sole judgment of the Committee justifies such action. Under no circumstances will the convenience or preference of the participant be sufficient.

2.

Upon request of any holder of shares subject to restrictions which would lapse upon retirement, the Treasurer is authorized to agree on behalf of the Company and the Committee to extend such restrictions so as to provide for the expiration (1) on a date not later than December 15 of the year of retirement; (2) on January 15 of the year following retirement; (3) on January 15 in the second year following retirement; or (4) in five or ten annual installments beginning on January 15 of the year following retirement. Any such request must be made and agreed to prior to January 1 of the expected year of retirement and shall be granted only on condition that the employee making the request agrees not to engage in competitive employment (as defined in Article F of the P&G Plans or Article 12.1A(b) of the 2004 Plan) following retirement until expiration of the restrictions, without first obtaining written permission from the Company.

3.	Upon the request of any employee whose compensation is subject to the jurisdiction of this Committee who has received awards of additional remuneration specified as to be paid in the form of deferred cash payable at retirement with interest, the Treasurer is authorized to agree on behalf of the Company and the Committee to make payment of any such deferred cash balances with interest owed to such a retiring employee in accordance with the Executive Deferred Compensation Plan and granted only on condition that the employee making the request agrees not to engage in competitive employment (as defined in Article F of the P&G Plans and Article 12.1A(b) of the 2004 Plan) following retirement until receipt of final payment, without first obtaining written permission from the Company.

4.	Determination by the Committee as to the interpretation of the terms and provisions of the Plans shall be conclusive on all interested parties.

IX.	CHIEF EXECUTIVE AWARDS

1.	The Chief Executive Officer has the authority to grant a limited number of RSUs under the Plans to key employees who have demonstrated sustained superior performance or have key skills and experience, subject to such conditions or restrictions as determined by this Committee.

2.	The number of grants that may be awarded by the Chief Executive Officer in any calendar year period shall not exceed twenty-five and no individual award may have a value greater than the lesser of $1,500,000 or three times the grantee’s base salary.

3.	The number of shares or units authorized to be granted under Paragraph 1 of this Article IX shall be subject to appropriate adjustments in the case of a triggering event under Article K of the 2009 Plan; Article K of the 2001 Plan; Article J of the 1992 Plan and the Belgian Plan; Article 3.4 of the 2004 Plan; or Article 9 of The Gillette Company 1971 Stock Option Plan

4.	The Committee shall receive an annual report of all grants under this Article IX.

X.	TRANSITIONAL PROVISIONS FOR ASSUMPTION OF THE GILLETTE PLANS PURSUANT TO THE MERGER BETWEEN THE COMPANY AND THE GILLETTE COMPANY

The termination for “Good Reason” of or by an employee of the Company or its subsidiaries who was employed by The Gillette Company or its subsidiaries before the effective time of the merger with the Company shall be treated as a Special Separation or Retirement according to the provisions of Section 19A.4 of the 2004 Plan and Section 14.3 of the 1971 Plan. “Good Reason” is defined in Section 20.23 of the 2004 Plan and Section 6(c)(4)(d) of the 1971 Plan.

The Global Human Resources Officer is hereby authorized to assess and conclude whether an employee’s termination furnishes “Good Reason” for purposes of these provisions. In addition, the Global Human Resources Officer is further authorized to delegate to appropriate Company employees who, in the opinion of the Global Human Resources Officer, possess the requisite expertise, the authority to (i) develop a process for gathering facts and circumstances surrounding an employee’s termination for purposes of these provisions, which process shall include a deadline for submitting any claim for Good Reason, after which time such claims are barred, and (ii) based on such facts and circumstances, assess and conclude whether such employee’s termination furnishes “Good Reason” for purposes of these provisions. The determination of Good Reason by the Global Human Resources Officer or his/her designee(s) shall be conclusive.

Subject to the terms of the Gillette Plans, the Committee reserves the authority to modify the timing, nature, methods for exercise, and/or timing for delivery of proceeds for those equity grants subject to operation of Section 19A.4 of the 2004 Plan and Section 14.3 of the 1971 Plan (including, without limitation, recession of such grants for fair compensation) if it reasonably concludes that such modification is required by any provision of the American Jobs Creation Act of 2004 (such as Section 409A), as revised, or by any other governing law or regulation affecting executive compensation.

XI.	MISCELLANEOUS

1.	The Secretary shall promptly notify the affected holders of any outstanding stock options, stock appreciation rights, stock awards, RSUs or other awards of any material amendment of any Plan. If consent of the participant is required to any amendment that affects outstanding stock options and/or stock appreciation rights, failure of the participant to give consent within sixty days of the date of notice by means specified in the notice shall be deemed to mean that said participant does not consent to said amendment.

2.	The requirements of Article F, Paragraph 1(b) of the P&G Plans and Article 12.1A(b) of the 2004 Plan are hereby waived as a condition of any outstanding stock option or stock appreciation right held by an employee on assignment in France, for the duration of such assignment but not thereafter.

3.	The names of persons to whom stock options or stock appreciation rights have been granted or to whom shares or RSUs have been awarded under the Plans, and the number of shares covered thereby, shall not be open to inspection unless authorized by the Committee or the Secretary.

4.	The Secretary shall report at each meeting of the Committee at which awards or grants are to be considered the total number of shares available for award or grant under each of the Plans.

5.	In the absence of the Treasurer of the Company or of a subsidiary, an Assistant Treasurer of the appropriate Company is hereby authorized to perform the duties and have the powers of the Treasurer. In addition, the Treasurer is authorized to delegate to an appropriate manager reporting to the Treasurer the authority to acquire, transfer and deliver shares for the purposes of the Plans.

6.	In the absence of the Secretary, the Office of the Corporate Secretary is hereby authorized to perform the duties and have the powers of the Secretary.

7.	Signature by the Secretary or Global Human Resources Officer on agreement letters for stock options, stock appreciation rights, stock awards, RSUs or other award agreements may be by facsimile.

8.	These Regulations may be amended at any time by action of the Committee.

XII.	RECOGNITION SHARES PROGRAM

1.	For the period July 1 to June 30 each year, stock options or stock appreciation rights totaling up to 500,000 shares may be granted to Participants as set forth in this Article XII.

2.	Each grant under this Recognition Shares Program shall be for 100 shares of Procter & Gamble Common Stock with such terms and conditions as determined by the Global Human Resources Officer or such Global Human Resources Officer’s delegate.

3.	The Global Human Resources Officer or such Officer’s delegates shall determine from time to time those Participants who should receive stock options or stock appreciation rights under the Recognition Shares Program.

4.	All stock options and stock appreciation rights granted under the Recognition Shares Program shall have a maximum life of no more than ten (10) years from the date of grant and shall not be exercisable within five (5) years from their date of grant, except in the case of death of the Participant.

5.	For all grants made pursuant to this program, the Committee waives each of the following provisions:

•	Intent to Remain with Company for 1 Year (Article F, Paragraph 1(a))

•	Non-Compete (Article F, Paragraph 1(b))

•	6 Month Rule ((Article G, Paragraph 9(a)(2) of the 2009 Plan) and (Article G, Paragraph 4(a)(2) of the 2001 Plan), beginning with the word “that” and ending with the word “granted”)

•	5 Year Term for Special Separation (Article G Paragraph 4(c) of the 2001 Plan)

6.	For all grants made pursuant to this program, the Committee also adopts the following provision in lieu of Article G, Paragraph 5 of the 2001 Plan:

“In the case of death of a Participant, a cash payment equal to the Spread Value of the Award, as of the date of the Participant’s death, shall be paid as soon as administratively practicable to the Participant’s estate. If the Participant is located in Italy, the outstanding Award granted to such Participant shall be (i) immediately canceled if the death occurs prior to the fifth anniversary of the Grant Date, or (ii) exercisable by the executors, administrators or heirs of the deceased Participant only for six (6) months following such death if the death occurs on or after the fifth anniversary of the Grant Date.”

7.	For only those grants made pursuant to this program, if a Participant’s employment is terminated on or after the fifth anniversary of the grant date, for any reason other than death, disability, Retirement or Special Separation, the stock options or stock appreciation rights granted herein shall be exerciseable for thirty (30) calendar days following such termination, and only to the extent they were exercisable on the date of termination, except as may otherwise be determined by the Committee, provided that they cannot be exercised more than ten (10) years after the grant date.

Originally adopted February 26, 1993 and amended and restated October 9, 2001

Article V, paragraphs 7 and 9 amended; Schedule C amended September 10, 2002

Reference to The Procter & Gamble 1983 Stock Plan deleted; Article VI, paragraph 3 amended and Schedule F amended December 10, 2002

Article IX, paragraphs 1 and 3 amended March 11, 2003.

Article IX, paragraph 1 amended June 10, 2003.

Article V., paragraph 12 and Schedule G added August 8, 2003.

Schedule B amended September 8, 2003.

Adjusted for stock split effective May 21, 2004.

Amended to reflect assumption of Gillette plans, December 13, 2005

Article IV amended to reflect changes in Plan to “actions taken significantly contrary to best interests”, April 30, 2006

Amended to reflect change to grant price to “closing price for the Common Stock on the day of the grant”, February, 2007.

Amended to reflect changes in French law regarding holding requirements and addition of Recognition Shares, August, 2007

Amended to reflect the adoption of the 2009 Plan and the addition of sub-plans F and H (2009 France Sub-plan and 2009 UK Sub-plan) December 2009

Amended to allow for RSU settlements to use the actual price received in the sale on the open market or the average of the high and low price on the settlement day for the value of the Common Stock depending on the settlement method February 2011